                                                                 Exhibit (13)(i)

                               PURCHASE AGREEMENT

         The Charles Schwab Family of Funds (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree as follows:

         1. The Trust hereby offers and Schwab hereby purchases 1000 units of beneficial interest of the Sweep Shares of the series of shares known as the Schwab New Jersey Municipal Money Fund (such 1000 units of beneficial interest being hereafter collectively known as "Shares") at a price of $1.00 per Share. Schwab hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $1,000 for the Shares of the Trust in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

         2. Schwab represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view of the distribution thereof.

         3. The names "The Charles Schwab Family of Funds" and "Trustees of The Charles Schwab Family of Funds" refer, respectively, to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 20, 1989, as amended and restated on May 9, 1995, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Charles Schwab Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the 30th day of January 1998.

Attest:                     THE CHARLES SCHWAB FAMILY OF FUNDS


                            By:     /s/ William J. Klipp
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                            Name:   William J. Klipp
                            Title:  Executive Vice President and Chief
                                    Operating Officer

Attest:                     CHARLES SCHWAB & CO., INC.


                            By:     /s/ Colleen M. Hummer
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                            Name:   Colleen M. Hummer
                            Title:  Senior vice President


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